As filed with the Securities and Exchange Commission on October 14, 2011

Registration Statement No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
 _________

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
 _________

McDonald’s Corporation
(Exact name of registrant as specified in its charter)
 _________

Delaware	36-2361282
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One McDonald’s Plaza, Oak Brook, Illinois	60523-1900
(Address of Principal Executive Offices)	(Zip Code)
 _________

McDONALD’S EXCESS BENEFIT AND DEFERRED BONUS PLAN
 (Full title of the plan)
 _________

Gloria Santona
Corporate Executive Vice President,
General Counsel and Secretary
McDonald’s Corporation
One McDonald’s Plaza
Oak Brook, Illinois 60523-1900
  (Name and address of agent for service)
 _________

(630) 623-3000
 (Telephone number, including area code, of agent for service)
 _________

Copies to:
Alan L. Dye
C. Alex Bahn
Hogan Lovells US LLP
555 Thirteenth Street, NW
Washington, DC  20004-1109
(202) 637-5600
 _________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Deferred Compensation Obligations	$200,000,000	100%	$200,000,000	$22,920
(1)
The Deferred Compensation Obligations are unsecured obligations of McDonald’s Corporation (the “Registrant”) to pay deferred compensation in the future in accordance with the terms of the McDonald’s Excess Benefit and Deferred Bonus Plan (the “Plan”).  Pursuant to General Instruction E of Form S-8, this Registration Statement covers the registration of an additional $200,000,000 of Deferred Compensation Obligations under the Plan.  The Registrant previously registered $110,000,000 of Deferred Compensation Obligations under the Plan on March 31, 2008 (Registration Statement No. 333-149990).

(2)	Calculated pursuant to Rule 457(h) of the Securities Act of 1933, as amended, solely for the purposes of determining the registration fee.

Explanatory Note

This Registration Statement on Form S-8 is being filed pursuant to General Instruction E to Form S-8 for the purpose of registering an additional $200,000,000 of Deferred Compensation Obligations of McDonald’s Corporation (the “Registrant”), which may be issued under the McDonald’s Excess Benefit and Deferred Bonus Plan (the “Plan”).

The Registrant previously registered $110,000,000 of its Deferred Compensation Obligations on a Registration Statement on Form S-8 (Registration Statement No. 333-149990) that it filed on March 31, 2008 (the “Initial Form S-8”).  As permitted by General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of the Initial Form S-8, including all exhibits filed therewith or incorporated therein by reference, to the extent not otherwise amended or superseded by the contents hereof.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 4.        Description of Securities.

Deferred Compensation Obligations.

Under the McDonald’s Excess Benefit and Deferred Bonus Plan (the “Excess Plan”), participants may defer a portion of their eligible compensation in excess of certain limits imposed by the Internal Revenue Code (the “Code”) under the McDonald’s Corporation Profit Sharing and Savings Plan (the “Qualified Plan”).  In addition, participants may defer all or a portion of their annual bonus or long-term bonus under the Excess Plan.  The Company will make matching allocations to amounts deferred by participants under the Excess Plan which parallel the Company match under the Qualified Plan for base pay and annual bonus amounts.  No Company match is made with respect to long-term bonuses deferred under the Excess Plan.

The amount of compensation to be deferred by each participant will be as determined in accordance with the Excess Plan based on the election of each participant.  Each participant will be fully vested in amounts he or she elects to defer. Amounts deferred by a participant under the Excess Plan will be credited by book entry to such participant’s account.  The value of a participant’s account will be based on the amounts deferred and the performance of investment benchmarks selected by the participant under the Excess Plan for purposes of accounting (as if the deferred compensation had been so invested) and not for actual investment.  Since no participant deferrals actually will be invested in any investment benchmark fund or security, participants will not have any ownership interest in any investment benchmark fund or security.  The Company has the sole discretion to determine the investment benchmarks available under the Excess Plan as the measurement mechanisms to determine the hypothetical gains and losses on amounts deemed invested in accordance with the terms of the Excess Plan.

The Company’s obligations under the Excess Plan (the “Deferred Compensation Obligations”) will be paid commencing six months after the participant has a separation from service (within the meaning of Treasury Regulations under the Code) and will be made in the form of a lump sum or installments in accordance with the participants’ deferral elections.

The Deferred Compensation Obligations are unsecured general obligations of the Company to pay in the future the value of the deferred compensation accounts adjusted to reflect the hypothetical gains and losses resulting from the performance of the selected investment benchmarks in accordance with the terms of the Excess Plan.  The Deferred Compensation Obligations will rank without preference with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding and are, therefore, subject to the risks of the Company’s insolvency.  The Deferred Compensation Obligations will be paid in cash, and will be subject to withholding for applicable taxes.

The Deferred Compensation Obligations cannot be assigned, alienated, pledged or encumbered.  The Deferred Compensation Obligations are not convertible into, or exchangeable for, any other security, whether of McDonald’s or otherwise.

The Company may amend or terminate the Excess Plan at any time; provided, however, that no such amendment or termination may adversely affect the rights of participants or their beneficiaries with respect to amounts credited to their Excess Plan accounts prior to such amendment or termination without the written consent of the participant, except to the extent required by applicable law.

Item 5.         Interests of Named Experts and Counsel.

 Gloria Santona, the Company’s Corporate Executive Vice President, General Counsel and Secretary, has rendered her opinion regarding the validity of the securities registered on this Registration Statement.  Ms. Santona is a full-time employee of the Company and participates in the Excess Plan.

 The consolidated financial statements of McDonald’s Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference.  Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Item 6.           Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (a) any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of unlawful dividends or unlawful stock purchases or redemptions, or (d) any transaction from which the director derived an improper personal benefit.

Article FOURTEENTH of the Company’s Restated Certificate of Incorporation provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, and that no amendment to or repeal of such Article shall apply to or have any effect on liability or alleged liability of any director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation—a “derivative action”), if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation. In criminal actions, the person indemnified must also have had no reasonable cause to believe that his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Any present or former director or officer who has been successful on the merits or otherwise in defense of any such action, suit or proceeding referred to above shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with such action, suit or proceeding. The statute further provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement, or otherwise.

Article EIGHTH of the Company’s Restated Certificate of Incorporation provides that the Company shall have power to indemnify any and all of its current or former directors or officers, or any person who may have served at its request as a director or officer of another corporation in which it has specified interests.  Article V of the Company’s Amended and Restated By-Laws provides that it shall indemnify and hold harmless each director and officer, as well as certain other employees and individuals, to the fullest extent permitted under the DGCL.  Such indemnification shall cover all expenses, as well as liabilities and losses, incurred by such individuals.

The Amended and Restated By-Laws further provide that the Company may maintain insurance, at its expense, to protect any director or officer, as well as certain other employees and individuals, against any expenses, liabilities or losses, regardless of whether the Company would have the power to indemnify such person against such expenses, liabilities or losses under the DGCL.  Pursuant to this provision, the Company maintains insurance against any liability incurred by its directors and officers, as well as certain other employees and individuals, in defense of any action in which they are made parties by reason of their positions as directors and officers, or other relationship with the Company.

Item 8.	Exhibits.

Exhibit Number	Description

4.1
McDonald’s Excess Benefit and Deferred Bonus Plan, effective January 1, 2011, as amended and restated March 22, 2010, incorporated herein by reference from Form 10-Q for the quarter ended March 31, 2010.

5.1	Opinion of Gloria Santona, Corporate Executive Vice President, General Counsel and Secretary of McDonald’s Corporation.

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2	Consent of Gloria Santona, Corporate Executive Vice President, General Counsel and Secretary of McDonald’s Corporation (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Oak Brook, State of Illinois, on the 14th day of October, 2011.

McDONALD’S CORPORATION

By:	/s/ Gloria Santona
Gloria Santona
Corporate Executive Vice President,
General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature Title	Date

*	October 14, 2011
Susan E. Arnold
Director

*	October 14, 2011
Peter J. Bensen
Corporate Executive Vice President and
Chief Financial Officer

*	October 14, 2011
Robert A. Eckert
Director

*	October 14, 2011
Enrique Hernandez, Jr.
Director

*	October 14, 2011
Jeanne P. Jackson
Director

*	October 14, 2011
Richard H. Lenny
Director

Signature Title	Date

*	October 14, 2011
Walter E. Massey
Director

*	October 14, 2011
Andrew J. McKenna
Chairman of the Board and Director

*	October 14, 2011
Cary D. McMillan
Director

/s/ Kevin Ozan	October 14, 2011
Kevin M. Ozan
Corporate Senior Vice President - Controller

*	October 14, 2011
Sheila A. Penrose
Director

*	October 14, 2011
John W. Rogers, Jr.
Director

*	October 14, 2011
James A. Skinner
Vice Chairman, Chief Executive Officer and Director

*	October 14, 2011
Roger W. Stone
Director

*	October 14, 2011
Donald Thompson
President and Chief Operating Officer and Director

*	October 14, 2011
Miles D. White
Director

_________________
*    Gloria Santona, the undersigned attorney-in-fact, by signing her name hereto, does hereby sign and execute this Registration Statement on Form S-8 on behalf of the above indicated directors and officers of the Registrant pursuant to a power of attorney filed with the U.S. Securities and Exchange Commission.

By:	/s/ Gloria Santona
Gloria Santona
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

4.1
McDonald’s Excess Benefit and Deferred Bonus Plan, effective January 1, 2011, as amended and restated March 22, 2010, incorporated herein by reference from Form 10-Q for the quarter ended March 31, 2010.

5.1	Opinion of Gloria Santona, Corporate Executive Vice President, General Counsel and Secretary of McDonald’s Corporation.

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2	Consent of Gloria Santona, Corporate Executive Vice President, General Counsel and Secretary of McDonald’s Corporation (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney.